Exhibit 99.1

DESCRIPTIVE MEMORANDUM

Synergy Pharmaceuticals, Inc,

(formerly Pawfect Foods, Inc.)

As of July 22, 2008

This memorandum provides certain information about Synergy Pharmaceuticals, Inc., a Florida corporation formerly named Pawfect Foods, Inc. (the “Company”) as of the above date. It is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. The memorandum has been prepared as a convenient means of disseminating information in compliance with Regulation FD and furnishing such information to the United States Securities and Exchange Commission as an exhibit to Form 8-K filing.

THE SECURITIES OF THE COMPANY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this memorandum shall not under any circumstances create any implication that there has been no change in the Company’s affairs since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

THIS MEMORANDUM INCLUDES STATEMENTS AND ESTIMATES ABOUT THE ANTICIPATED  FUTURE PERFORMANCE OF THE COMPANY. THESE STATEMENTS AND ESTIMATES ARE BASED ON ASSUMPTIONS MADE BY THE COMPANY WHICH MAY OR MAY NOT PROVE TO BE CORRECT. THE COMPANY DOES NOT  REPRESENT THAT IT HAS MADE THE CORRECT ASSUMPTIONS AND DOES NOT REPRESENT THAT ITS STATEMENTS AND ESTIMATES ABOUT FUTURE PERFORMANCE WILL PROVE TO BE CORRECT.

MARKET DATA AND INDUSTRY INFORMATION REFERRED TO IN THIS MEMORANDUM ARE DERIVED FROM VARIOUS TRADE PUBLICATIONS, INDUSTRY SOURCES AND ESTIMATES BY MANAGEMENT OF THE COMPANY. MANAGEMENT HAS ATTEMPTED TO SATISFY ITSELF AS TO THE REASONABLENESS OF THE INDUSTRY DATA PRESENTED; HOWEVER NO ASSURANCE CAN BE GIVEN AS TO ITS ACCURACY.

SUMMARY OF OUR BUSINESS AND OPERATIONS

This summary highlights information contained elsewhere in this descriptive memorandum. This summary is not complete and does not contain all the information you should consider. You should read this entire descriptive memorandum carefully, especially the “Risk Factors.”

In this memorandum, the “Company” or “Synergy” refers to Synergy Pharmaceuticals, Inc., a Florida corporation formerly know as Pawfect Foods, Inc. and its recently acquired wholly-owned subsidiary, Synergy Pharmaceuticals, Inc., a Delaware corporation (also referred to as “Synergy – DE”).  We use the terms “we,” “our,” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

The information in this report, except as otherwise indicated, gives effect to a corporate name change and 75.69060773 for one stock split which are contained in an amendment to our articles of incorporation which was filed with the Florida Secretary of State on July 21, 2008 and is expected to become effective on July 29, 2008.

The Company

The Company was incorporated in the State of Florida on November 15, 2005, developed an ecommerce website for the sale of natural pet foods and commenced limited marketing and sales.  The Company acquired Synergy – DE on July 14, 2008.

Synergy – DE is a biopharmaceutical company focused primarily on the development of drugs to treat gastrointestinal disorders and diseases.  Our lead drug candidate is SP-304, a guanylyl cyclase C (GC-C) receptor agonist, to treat gastrointestinal disorders, primarily chronic constipation and constipation-predominant irritable bowel syndrome (IBS-C).

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports with the Commission. Such reports (which contain information about the Company) may be inspected, without charge, or copied, at prescribed rates, at the public reference facilities maintained by the Commission. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission’s site is http://www.sec.gov.

The Company’s office is located at 420 Lexington Avenue, Suite 1609, New York, NY 10170 and its telephone number is (212) 297-0010.

Summary of Acquisition of Synergy – DE by the Company

On July 14, 2008, the Company acquired 100% ownership of Synergy - DE from Callisto Pharmaceuticals, Inc. (“Callisto”) and other holders of Synergy – DE shares in exchange for what will be  45,464,759 shares of the Company’s common stock (or approximately 70% the Company’s outstanding common stock), after giving effect to:

•                  a 75.69060773 for one forward stock split

•                  the cancellation of 1,981,503.650 of 2,000,000 restricted shares owned by the Company’s principal stockholder

•                  a $3.0 million private placement of 5,000,000 shares of the Company’s common stock to private investors

The transactions were completed under the terms of an Exchange Agreement dated as of July 11, 2008 (the “Exchange Agreement”), as amended and effective on July 14, 2008 among Callisto, Synergy - DE, a wholly-owned subsidiary of Callisto, and certain persons who were granted restricted stock awards in Synergy – DE common stock by the compensation committee of the board of directors of Callisto.  Callisto received 44,590,000 of the 45,464,759 shares of the Company’s common stock exchanged of ownership of Synergy – DE and is now the holder of approximately 68% of the Company’s outstanding stock.

On July 21, 2008, the Company amended its articles of incorporation to effect the actions necessary to complete the transactions contemplated by the Exchange Agreement and changed its name to Synergy Pharmaceuticals, Inc.

Business of Synergy Pharmaceuticals Inc.

The Company is a biopharmaceutical company focused primarily on the development of drugs to treat gastrointestinal disorders and diseases.  Our lead drug candidate is SP-304, a guanylyl cyclase C (GC-C) receptor agonist, to treat gastrointestinal disorders, primarily chronic constipation and constipation-predominant irritable bowel syndrome (IBS-C). On April 2, 2008, we filed an investigational new drug (IND) application with the FDA. On May 2, 2008 we received notice from the FDA that our  proposed study was deemed safe to proceed and we initiated a Phase I clinical trial in volunteers on June 4, 2008.  We plan to open a Phase Ib trial of SP-304 in 2009.

SP-304 was developed by our scientists based on structure-function studies performed in-house. A patent covering composition of matter and therapeutic applications of SP-304 was granted by the U.S. Patent and Trademark Office on May 9, 2006.

SP-304 is an analog of uroguanylin, a natural gastro-intestinal hormone produced in the gut that is a key regulator of intestinal function. Uroguanylin works by activating a unique receptor on intestinal cells. The receptor, called the guanylate cyclase C (GC-C) receptor, promotes fluid and ion transport in the gastro-intestinal (GI) tract. Under normal conditions, the receptor is activated by the natural hormones uroguanylin and guanylin. Activation of the receptor leads to the transport of chloride and bicarbonate into the intestine, and water is carried with these ions into the lumen of the intestine, thereby producing a liquid and watery stool, and other pharmacologic effects that could potentially benefit patients with gastrointestinal disorders such as chronic constipation and IBS-C.

SP-304 has been demonstrated to be superior to uroguanylin in its biological activity, protease stability and pH characteristics. SP-304 acts in an identical manner as the natural hormone—as an agonist (i.e. activator) of the GC-C receptor found on the epithelial cells of the colon. Upon activation, the GC-C receptor promotes intracellular synthesis of cGMP, which in turn eventually activates the cystic fibrosis transmembrane conductance regulator (CFTR) within the epithelial cells. Activation of CFTR leads to secretion of salts and water into the intestine, resulting in a liquid and watery intestine content that is more easily transported through the bowel. Recent animal studies performed with SP-304 have demonstrated the drugs potential to enhance intestinal motility.

SP-304 has also undergone pre-clinical animal studies as a treatment for gastrointestinal inflammation in a collaborative study involving clinical gastroenterologist Dr. Scott Plevy of the University of North Carolina, Chapel Hill, NC. Recent results from his laboratory showed that SP-304 was efficacious in animal models of ulcerative colitis.

The purpose of the initial Phase I trial is to establish the safety of the drug when given as a single oral dose. We also expect to demonstrate that SP-304 is not systemically absorbed (i.e. taken up in the blood and distributed throughout the body) which means that the compound is likely to be non-toxic in clinical use. We plan to open a Phase Ib trial of SP-304 in 2009.

A practical, efficient and cost effective method for producing SP-304 on a commercial scale is currently being developed by a CRO, who has produced a 100 gram-scale cGMP run of SP-304, which was released in January 2008.

RISK FACTORS

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AS A COMPANY, CURRENTLY HAVE NO SOURCE OF REVENUE AND MAY NEVER BECOME PROFITABLE.

We are a development stage biopharmaceutical company. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on:

• demonstration in Phase I clinical trials that our product candidate, SP-304 for the treatment of gastrointestinal disorders is safe and effective;

• our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking;

• the successful commercialization of our product candidates; and

• market acceptance of our products.

All of our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they could provide us with any revenue.  As a result, if we do not successfully develop and commercialize SP-304, we will be unable to generate any revenue for many years, if at all. We do not anticipate that we will generate revenue for several years, at the earliest, or that we will achieve profitability for at least several years after generating material revenue, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

WE HAVE INCURRED SIGNIFICANT LOSSES SINCE INCEPTION AND ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

As of December 31, 2007 we had an accumulated deficit of $34,961,978.   These losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect to incur significant and increasing operating losses for the next several years as we expand our research and development, continue our clinical trials of SP-304 for the treatment of gastrointestinal disorders, acquire or license technologies, advance our other product candidates into clinical development, seek regulatory approval and, if we receive FDA approval, commercialize our products. Because of the numerous risks and uncertainties associated with our product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if at all. If we are unable to achieve and then maintain profitability, the market value of our common stock will likely decline.

WE WILL NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL WITHIN THE NEXT YEAR TO FUND OUR OPERATIONS, AND OUR FAILURE TO OBTAIN FUNDING WHEN NEEDED MAY FORCE US TO DELAY, REDUCE OR ELIMINATE OUR PRODUCT DEVELOPMENT PROGRAMS OR COLLABORATION EFFORTS.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

• continue clinical development of SP-304 to treat gastrointestinal disorders;

• continue development of our other product candidates and the SP-304 backup and second-generation program;

• finance our general and administrative expenses;

• prepare regulatory approval applications and seek approvals for  SP-304 and our other product candidates;

• license or acquire additional technologies;

• launch and commercialize our product candidates, if any such product candidates receive regulatory approval; and

• develop and implement sales, marketing and distribution capabilities.

We will be required to raise additional capital within the next year to complete the development and commercialization of our current product candidates and to continue to fund operations at the current cash expenditure levels. Our future funding requirements will depend on many factors, including, but not limited to:

• the rate of progress and cost of our clinical trials and other development activities;

• any future decisions we may make about the scope and prioritization of the programs we pursue;

• the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

• the costs and timing of regulatory approval;

• the costs of establishing sales, marketing and distribution capabilities;

• the effect of competing technological and market developments;

• the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

• general market conditions for offerings from biopharmaceutical companies.

During the past five years, we have been dependent on Callisto for our cash resources.  We expect to develop our own financing resources going forward, however, we cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates. We also may be required to:

• seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and

• relinquish license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on unfavorable terms.

CLINICAL TRIALS INVOLVE A LENGTHY AND EXPENSIVE PROCESS WITH AN UNCERTAIN OUTCOME, AND RESULTS OF EARLIER STUDIES AND TRIALS MAY NOT BE PREDICTIVE OF FUTURE TRIAL RESULTS.

In order to receive regulatory approval for the commercialization of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate safety and efficacy of these product candidates. Clinical testing is expensive, can take many years to complete and its outcome is uncertain. Failure can occur at any time during the clinical trial process.

The results of preclinical studies and early clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, we cannot determine if or when we will have an approved product for commercialization or achieve sales or profits.

DELAYS IN CLINICAL TESTING COULD RESULT IN INCREASED COSTS TO US AND DELAY OUR ABILITY TO GENERATE REVENUE.

To date there have been no delays in our clinical trials, however, in the future, we may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing drugs that have established safety and efficacy profiles. Any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and delay our ability to generate revenue.

WE MAY BE REQUIRED TO SUSPEND OR DISCONTINUE CLINICAL TRIALS DUE TO UNEXPECTED SIDE EFFECTS OR OTHER SAFETY RISKS THAT COULD PRECLUDE APPROVAL OF OUR PRODUCT CANDIDATES.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further development or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

IF WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

We need FDA approval prior to marketing our product candidates in the United States of America. If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our product candidates in the United States of America and we will not generate any revenue.

This regulatory review and approval process, which includes evaluation of preclinical studies and clinical trials of a product candidate as well as the evaluation of our manufacturing process and our contract manufacturers’ facilities, is lengthy, expensive and uncertain. To receive approval, we must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product candidate is both safe and effective for each indication where approval is sought. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. We cannot predict if or when we might submit for regulatory review any of our product candidates currently under development. Any approvals we may obtain may not cover all of the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions, or contra-indications with respect to conditions of use.

The FDA has substantial discretion in the approval process and may either refuse to file our application for substantive review or may form the opinion after review of our data that our application is insufficient to allow approval of our product candidates. If the FDA does not file or approve our application, it may require that we conduct additional clinical, preclinical or manufacturing validation studies and submit that data before it will reconsider our application. Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years, or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to make our applications approvable. If any of these outcomes occur, we may be forced to abandon our applications for approval, which might cause us to cease operations.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

IF OUR PRODUCT CANDIDATES ARE UNABLE TO COMPETE EFFECTIVELY WITH MARKETED DRUGS TARGETING SIMILAR INDICATIONS AS OUR PRODUCT CANDIDATES, OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize cancer drugs that are safer, more effective, have fewer side effects or are less expensive than our product candidates. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We expect that our ability to compete effectively will depend upon our ability to:

• successfully and rapidly complete clinical trials and submit for and obtain all requisite regulatory approvals in a cost-effective manner;

• maintain a proprietary position for our products and manufacturing processes and other related product technology;

• attract and retain key personnel;

• develop relationships with physicians prescribing these products; and

• build an adequate sales and marketing infrastructure for our product candidates.

Because we will be competing against significantly larger companies with established track records, we will have to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, our products are preferable to existing gastrointestinal drugs. If we are unable to compete effectively in the gastrointestinal drug market and differentiate our products from currently marketed gastrointestinal drugs, we may never generate meaningful revenue.

WE CURRENTLY HAVE NO SALES AND MARKETING ORGANIZATION. IF WE ARE UNABLE TO ESTABLISH A DIRECT SALES FORCE IN THE UNITED STATES TO PROMOTE OUR PRODUCTS, THE COMMERCIAL OPPORTUNITY FOR OUR PRODUCTS MAY BE DIMINISHED.

We currently have no sales and marketing organization. If any of our product candidates are approved by the FDA, we intend to market that product directly to hospitals in the United States of America through our own sales force. We will incur significant additional expenses and commit significant additional management resources to establish this sales force. We may not be able to establish these capabilities despite these additional expenditures. We will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire and train sales and marketing personnel. If we elect to rely on third parties to sell our product candidates in the United States, we may receive less revenue than if we sold our products directly. In addition, we may have little or no control over the sales efforts of those third parties. In the event we are unable to develop our own sales force or collaborate with a third party to sell our product candidates, we may not be able to commercialize our product candidates which would negatively impact our ability to generate revenue.

WE MAY NEED OTHERS TO MARKET AND COMMERCIALIZE OUR PRODUCT CANDIDATES IN INTERNATIONAL MARKETS.

In the future, if appropriate regulatory approvals are obtained, we intend to commercialize our product candidates in international markets. However, we have not decided how to commercialize our product candidates in those markets. We may decide to build our own sales force or sell our products through third parties. Currently, we do not have any plans to enter international markets. If we decide to sell our product candidates in international markets through a third party, we may not be able to enter into any marketing arrangements on favorable terms or at all. In addition, these arrangements could result in lower levels of income to us than if we marketed our product candidates entirely on our own. If we are unable to enter into a marketing arrangement for our product candidates in international markets, we may not be able to develop an effective international sales force to successfully commercialize those products in international markets. If we fail to enter into marketing arrangements for our products and are unable to develop an effective international sales force, our ability to generate revenue would be limited.

IF THE FDA DOES NOT APPROVE OUR CONTRACT MANUFACTURERS’ FACILITIES, WE MAY BE UNABLE TO DEVELOP OR COMMERCIALIZE OUR PRODUCT CANDIDATES.

We rely on third-party contract manufacturers to manufacture our product candidates, and currently have no plans to develop our own manufacturing facility. The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA. If the FDA does not approve these facilities for the manufacture of our product, we may need to fund additional modifications to our manufacturing process, conduct additional validation studies, or find alternative manufacturing facilities, any of which would result in significant cost to us as well as a delay of up to several years in obtaining approval for and manufacturing of our product candidates. In addition, our contract manufacturers will be subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies for compliance with good manufacturing practices regulations, or cGMPs, and similar foreign standards. These regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. We do not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant market approval of drugs, delays, suspension or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we have no control over our contract manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect the development of our product candidates and our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCT CANDIDATES.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if we sell our product candidates commercially. Currently, we are not aware of any anticipated product liability claims with respect to our product candidates. In the future, an individual may bring a liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

• decreased demand for our product candidates;

• injury to our reputation;

• withdrawal of clinical trial participants;

• costs of related litigation;

• substantial monetary awards to patients;

• product recalls;

• loss of revenue; and

• the inability to commercialize our product candidates.

We have clinical trial liability insurance with a $5,000,000 annual aggregate limit for up to 75 patients participating at the same time in our SP-304 clinical trial. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. Our current insurance coverage may prove insufficient to cover any liability claims brought against us. In addition, because of the increasing costs of insurance coverage, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

EVEN IF WE RECEIVE REGULATORY APPROVAL FOR OUR PRODUCT CANDIDATES, WE WILL BE SUBJECT TO ONGOING SIGNIFICANT REGULATORY OBLIGATIONS AND OVERSIGHT.

If we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. Following any regulatory approval of our product candidates, we will be subject to continuing regulatory obligations, such as safety reporting requirements, and additional post-marketing obligations, including regulatory oversight of the promotion and marketing of our products. If we become aware of previously unknown problems with any of our product candidates here or overseas or our contract manufacturers’ facilities, a regulatory agency may impose restrictions on our products, our contract manufacturers or on us, including requiring us to reformulate our products, conduct additional clinical trials, make changes in the labeling of our products, implement changes to or obtain re-approvals of our contract manufacturers’ facilities or withdraw the product from the market. In addition, we may experience a significant drop in the sales of the affected products, our reputation in the marketplace may suffer and we may become the target of lawsuits, including class action suits. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products.

WE RELY ON THIRD PARTIES TO CONDUCT OUR CLINICAL TRIALS. IF THESE THIRD PARTIES DO NOT SUCCESSFULLY CARRY OUT THEIR CONTRACTUAL DUTIES OR MEET EXPECTED DEADLINES, WE MAY NOT BE ABLE TO SEEK OR OBTAIN REGULATORY APPROVAL FOR OR COMMERCIALIZE OUR PRODUCT CANDIDATES.

We have agreements with third-party contract research organizations, (“CRO” or “CROs”), to provide monitors and to manage data for our clinical programs. We and our CROs are required to comply with current Good Clinical Practices, (“GCP” or “GCPs”), regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. In the future, if we or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with product produced under cGMP regulations, and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

IF WE FAIL TO ATTRACT AND KEEP SENIOR MANAGEMENT AND KEY SCIENTIFIC PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES, CONDUCT OUR CLINICAL TRIALS AND COMMERCIALIZE OUR PRODUCT CANDIDATES.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and scientific staff, particularly Gary S. Jacob, Ph.D., our Acting Chief Executive Officer. The loss of services of Dr. Jacob or one or more of our other members of senior management could delay or prevent the successful completion of our planned clinical trials or the commercialization of our product candidates.

The competition for qualified personnel in the biotechnology and pharmaceuticals field is intense. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

WE WILL NEED TO INCREASE THE SIZE OF OUR ORGANIZATION, AND WE MAY EXPERIENCE DIFFICULTIES IN MANAGING GROWTH.

We are a small company with 5 full-time and 5 part-time employees as of July 17, 2008. To continue our clinical trials and commercialize our product candidates, we will need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Over the next 12 months depending on the progress of our planned clinical trials, we plan to add additional employees to assist us with our clinical programs. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

• manage our development efforts effectively;

• manage our clinical trials effectively;

• integrate additional management, administrative, manufacturing and sales and marketing personnel;

• maintain sufficient administrative, accounting and management information systems and controls; and

• hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

REIMBURSEMENT MAY NOT BE AVAILABLE FOR OUR PRODUCT CANDIDATES, WHICH WOULD IMPEDE SALES.

Market acceptance and sales of our product candidates may depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payors, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for our products could affect whether we are able to commercialize these products. We cannot be sure that reimbursement will be available for any of these products. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our products. We have not commenced efforts to have our product candidates reimbursed by government or third party payors. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our products.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control. If our products are or become subject to government regulation that limits or prohibits payment for our products, or that subject the price of our products to governmental control, we may not be able to generate revenue, attain profitability or commercialize our products.

As a result of legislative proposals and the trend towards managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the

FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly-approved drugs, which in turn will put pressure on the pricing of drugs.

LEGISLATIVE OR REGULATORY REFORM OF THE HEALTHCARE SYSTEM MAY AFFECT OUR ABILITY TO SELL OUR PRODUCTS PROFITABLY.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact upon our ability to sell our products profitably. In recent years, new legislation has been proposed in the United States at the federal and state levels that would effect major changes in the healthcare system, either nationally or at the state level.

These proposals have included prescription drug benefit proposals for Medicare beneficiaries introduced in Congress. Legislation creating a prescription drug benefit and making certain changes in Medicaid reimbursement has recently been enacted by Congress and signed by the President. Given this legislation’s recent enactment, it is still too early to determine its impact on the pharmaceutical industry and our business. Further federal and state proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborators and market our products. We expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. Our results of operations could be adversely affected by future healthcare reforms.

IT IS DIFFICULT AND COSTLY TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY NOT BE ABLE TO ENSURE THEIR PROTECTION.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. We will only be able to protect our product candidates from unauthorized making, using, selling, offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities.

As of July 18, 2008, we own one issued United States patent and one issued foreign patent. We have five pending United States patent applications and four pending foreign patent applications. We may file additional patent applications and extensions. Our issued patents and patent applications primarily deal with composition of matter and use related to SP-304; and composition of matter and use of other analogs of the class of GC-C receptor agonists.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

• others may be able to make compounds that are competitive with our product candidates but that are not covered by the claims of our patents;

• we might not have been the first to make the inventions covered by our pending patent application;

• we might not have been the first to file patent applications for these inventions;

• others may independently develop similar or alternative technologies or duplicate any of our technologies;

• it is possible that our pending patent application will not result in issued patents;

• we may not develop additional proprietary technologies that are patentable; or

• the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE UNABLE TO PROTECT OUR RIGHTS TO, OR USE, OUR TECHNOLOGY.

If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States of America may be maintained in secrecy until the patents are issued, because patent applications in the United States of America and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

MANAGEMENT

The following table sets forth certain information regarding the directors and executive officers of Synergy Pharmaceuticals Inc. as of July 17, 2008:

Name	Age	Positions
Gabriele M. Cerrone	36	Chairman of the Board
Gary S. Jacob, Ph.D.	61	President, Acting Chief Executive Officer and Director

Kunwar Shailubhai, Ph.D.	51	Chief Scientific Officer
Bernard F. Denoyer, CPA	61	Senior Vice President, Finance and Secretary
John P. Brancaccio	60	Director
Thomas H. Adams, Ph.D.	65	Director
Chris McGuigan, Ph.D.	49	Director

Gabriele M. Cerrone has served as our Chairman of the Board of Directors since July 2008. From March 1999 to January 2005 Mr. Cerrone served as a Senior Vice President of Investments of Oppenheimer & Co. Inc., a financial services firm. Prior to such affiliation, Mr. Cerrone held the position of Managing Director of Investments at Barrington Capital, L.P., a merchant bank, between March 1998 and March 1999. Between May 2001 and May 2003, Mr. Cerrone served on the board of directors of SIGA Technologies, Inc.   Mr. Cerrone was a founder of FermaVir Pharmaceuticals, Inc., a biotechnology company, and served as Chairman from August 2005 to September 2007, when the company was acquired by Inhibitex, Inc., a biotechnology company.  Mr. Cerrone was also a founder of Xenomics, Inc., a diagnostic company, and served as Chairman from July 2004 until November 2006.  Mr. Cerrone currently serves as a director of Inhibitex, Inc. and as Chairman of Callisto Pharmaceuticals, Inc.  Mr. Cerrone is the managing partner of Panetta Partners Ltd., a Colorado limited partnership, that is a private investor in real estate and public and private companies engaged in biotechnology and other areas.

Gary S. Jacob, Ph.D. has served as our President and Acting Chief Executive Officer since July 2008 and as Chairman from October 2003 until July 2008.  Dr. Jacob currently serves as Chief Executive Officer and a director of Callisto Pharmaceuticals, Inc.  Dr. Jacob served as our Chief Scientific Officer  from 1999 to 2003. From 1990 to 1998, Dr. Jacob served as a Monsanto Science Fellow, specializing in the field of Glycobiology. From 1997 to 1998, Dr. Jacob was Director of Functional Genomics, Corporate Science & Technology, Monsanto, where he played a pivotal role in the rapid development of Monsanto’s plant genomics strategy and the buildup of the in-house advanced genomics program. From 1990 to 1997, Dr. Jacob was Director of Glycobiology, G.D. Searle Pharmaceuticals Inc. From 1986 to 1990, Dr. Jacob was Manager of the G.D. Searle Glycobiology Group located at Oxford University, England.

Bernard F. Denoyer, CPA has served as our Senior Vice President, Finance since July 2008.  Since December 2007Mr. Denoyer has been Senior Vice President, Finance and Secretary of Callisto Pharmaceuticals, Inc. and from January 2004 to November 2007 Mr. Denoyer has served as Callisto’s Vice President, Finance and Secretary. From October 2000 to December 2003, Mr. Denoyer was an independent consultant providing interim CFO and other services to emerging technology companies, including Callisto and certain portfolio companies of Marsh & McLennan Capital, LLC. From October 1994 until September 2000, Mr. Denoyer served as Chief Financial Officer and Senior Vice President at META Group, Inc., a public information technology research company, where he was instrumental in their 1995 IPO. From 1990 to 1993 he served as Vice President Finance of Environetics, Inc., a pharmaceutical water diagnostic business.

John P. Brancaccio, a retired CPA, has served as a Director of our company since July 2008. Since April 2004, Mr. Brancaccio has been the Chief Financial Officer of Accelerated Technologies, Inc., an incubator for medical device companies. From May 2002 until March 2004, Mr. Brancaccio was the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From 2000 to 2002, Mr. Brancaccio was the Chief Financial Officer/Chief Operating Officer of Eline Group, an entertainment and media company. Mr. Brancaccio is currently a director of Alfacell Corporation as well as a director of Xenomics, Inc.  and Callisto Pharmaceuticals, Inc.

Thomas H. Adams, Ph.D has served as a Director of our company since July 2008.  Since June 2005, Dr. Adams has served as a director of IRIS International, Inc., a diagnostics company, and as Chief Technology Officer of IRIS since April 2006. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by IRIS. In 1989, Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997. Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams held management positions at Technicon Instruments and the Hyland Division of Baxter Travenol. He has significant public-company experience serving as a director of Biosite Diagnostics, Inc., a publicly held medical research firm, from 1989 to 1998 and as a director of Invitrogen, a publicly held company that develops, manufactures and markets research tools and products, from 2000 to 2002. Dr. Adams currently serves as a director of La Jolla Pharmaceutical Co. (NASDAQ: LJPC), a publicly held company that develops and markets novel therapeutics for antibody-mediated autoimmune diseases. Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside.

Chris McGuigan, Ph.D.  has served as a Director of our company since July 2008. Since 1995, Dr. McGuigan has been Professor, Welsh School of Pharmacy, Chairman of Departmental Research Committee and Director of Research, Head of Medicinal Chemistry. He is the Chemistry Editor for Antiviral Chemistry and Chemotherapy. Professor McGuigan is an Editorial Board Member for Journal of Medicinal Chemistry. He is currently the President and Board member of the International Society for Antiviral Research.

PRINCIPAL STOCKHOLDERS

The following table indicates beneficial ownership of the Company’s common stock as of July 14, 2008:

•                  By each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of its common stock;

•                  By each of the Company’s executive officers and directors; and

•                  By all of the Company’s executive officers and directors as a group.

Unless other indicated, the address of each beneficial owner listed below is c/o Synergy Pharmaceuticals, Inc., 420 Lexington Avenue, Suite 1609, New York, NY 10170

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 65,564,760 shares of our common stock issued and outstanding as of July 14, 2008.

Name of Beneficial Owner	Number of Shares		Percentage
Executive officers and directors:
Gabriele M. Cerrone	374,939	(1)	*
Gary S. Jacob, Ph.D.	374,939	(2)	*
Kunwar Shailubhai, Ph.D.	124,882	(3)	*
Bernard Denoyer	0	(4)	—
John Brancaccio	0	(5)	—
Chris McGuigan	0	(6)	—
Thomas Adams	0	(7)	—
All Officers and Directors as a Group (7 persons)	874,760		1.3

5% or greater holders:
Callisto Pharmaceuticals, Inc. 420 Lexington Avenue, Suite 1609 New York, NY 10170	44,590,000		68.0

(1)          Consists of shares of common stock which are subject to a Repurchase Agreement with Synergy Pharmaceuticals Inc. dated July 3, 2008 and assumed by the Company pursuant  to the Exchange Agreement pursuant to which such shares are subject to repurchase by the Company in the event the holder is no longer an employee, officer, director or consultant to the Company.  50% of the shares are released from the repurchase option after one year from the date of the Repurchase Agreement and the remaining 50% are released from the repurchase option after two years from the date of the Repurchase Agreement.  Does not include options to purchase 925,063 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(2)        Consists of shares of common stock which are subject to a Repurchase Agreement with Synergy Pharmaceuticals Inc. dated July 3, 2008 and assumed by the Company pursuant  to the Exchange Agreement pursuant to which such shares are subject to repurchase by the Company in the event the holder is no longer an employee, officer, director or consultant to the Company.  50% of the shares are released from the repurchase option after one year from the date of the Repurchase Agreement and the remaining 50% are released from the repurchase option after two years from the date of the Repurchase Agreement.  Does not include options to purchase 949,922 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(3)        Consists of shares of common stock which are subject to a Repurchase Agreement with Synergy Pharmaceuticals Inc. dated July 3, 2008 and assumed by the Company pursuant  to the Exchange Agreement pursuant to which such shares are subject to repurchase by the Company in the event the holder is no longer an employee, officer, director or consultant to the Company.  50% of the shares are released from the repurchase option after one year from the date of the Repurchase Agreement and the remaining 50% are released from the repurchase option after two years from the date of the Repurchase Agreement.  Does not include options to purchase 875,052 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(4)        Does not include options to purchase 150,034 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(5)        Does not include options to purchase 200,045 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(6)        Does not include options to purchase 200,045 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.

(7)        Does not include options to purchase 200,045 shares of common stock which vest over a period of 3 years and by their terms are not exercisable within 60 days.